Calculation of Filing Fee Tables
S-8
QXO, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.00001 per share	Other	21,510,150	$ 12.47	$ 268,231,570.50	0.0001531	$ 41,066.25
Total Offering Amounts:						$ 268,231,570.50		$ 41,066.25
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 41,066.25
Offering Note
[1]	(1) Based on (i) the number of shares exchangeable for service-based restricted stock units ("RSUs") outstanding immediately prior to the transactions contemplated by the Agreement and Plan of Merger, dated as of March 20, 2025, by and among QXO, Inc. ("QXO"), Queen MergerCo, Inc. ("Sub"), a wholly owned subsidiary of QXO, and Beacon Roofing Supply, Inc. ("Beacon") (the "Merger Agreement" and, the transactions contemplated therein, the "Merger"), other than RSUs that are cashed out pursuant to the Merger Agreement, (or 743,647) pursuant to the Beacon Roofing Supply, Inc. 2024 Stock Plan or the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan (together, the "Beacon Stock Plans") as of April 28, 2025, multiplied by an exchange ratio to reflect the number of shares of QXO common stock for which such RSUs are exchangeable pursuant to the Merger Agreement plus (ii) the number of shares exchangeable for performance-based RSUs ("PSUs") outstanding immediately prior to the Merger (or 243,085) pursuant to the Beacon Stock Plans as of April 28, 2025, multiplied by an exchange ratio to reflect the number of shares of QXO common stock for which such PSUs are exchangeable pursuant to the Merger Agreement plus (iii) the number of options to purchase shares of Beacon common stock ("Options") outstanding immediately prior to the Merger (or 523,317) pursuant to the Beacon Stock Plans as of April 28, 2025, multiplied by an exchange ratio to reflect the number of shares of QXO common stock for which such Options are exchangeable pursuant to the Merger Agreement plus (iv) the number of shares (the "Residual Shares") that remain available for issuance pursuant to the Stock Plans (or 676,375) as of April 28, 2025, multiplied by an exchange ratio to reflect the number of shares of QXO common stock for which such Residual Shares are exchangeable pursuant to the Merger Agreement. Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of QXO common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by QXO's Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional common stock. (2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $12.47 per share of QXO common stock issuable for each share subject to an RSU, each share subject to a PSU, each share subject to an Option and each Residual Share under the Beacon Stock Plans, which is the average of the high and low prices of the QXO common stock on the New York Stock Exchange on April 23, 2025, in each case, after taking into account the exchanges described in note (1).